Exhibit 10.11

Marketing and Selling Agreement

THIS Marketing and Selling AGREEMENT (“Agreement”) is entered into as of the 1st day of October 2014, by EZJR, Inc. (“EZJR”), a Nevada Corporation, and Her Imports, LLC (“Her”), a Maryland Limited Liability Corporation (together referred to herein as the "Parties").

RECITALS

WHEREAS, EZJR is in the business improving the sales performance of brands, products and services by way of its proprietary eCommerce platform; and

WHEREAS, Her desires to have EZJR market and sell certain product heretofore offered for sale by Her; and

WHEREAS, the Parties have come to an agreement for EZJR to purchase, market and sell Her’s products while Her maintains physical locations and provides customer service before, during and after the sale for which Her will be reimbursed for overhead and services and will receive a royalty on all sales;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree to the following.

1.      General Provisions Overview.

1.1  This is considered an arm's length transaction. The Parties are working as independent contractors.

1.2  Each party will be responsible for its own costs that it may incur in the normal course of business included but not limited to costs of employees, legal cost, general operating costs, taxes and any other obligation that it may incur.

1.3  Unless otherwise agreed to neither party may make any claims or representations concerning the other party unless agree to, in writing, in advance.

1.4  It is understood that, from time-to-time, the parties may wish to modify this Agreement in order to maximize the benefit of this Agreement to both parties.

1.5  It is also understood that the parties may enter into other businesses and business relationships apart from each other that do not compete with Her’s existing business.

1.6  Both Her and EZJR recognize that they can lose money, i.e., there can be a loss or gain of funds in separate months. Each of the parties hereby acknowledges that any such losses are their respective responsibility and not subject to recovery from the other party.

2.      Responsibilities of EZJR.

2.1  Purchasing inventory. All products that are to be sold will be purchased by and will be the property of EZJR. EZJR will issue purchase orders to product suppliers and will be responsible for and will pay product suppliers for all goods to be sold including the product itself as well as packaging, wrapping, and shopping bags. It is understood that EZJR bears all risk of inventory.

2.2  Marketing. EZJR is responsible for all marketing including but not limited to:

2.2.1 Online marketing such as Website re-designs and re-haul, email marketing campaign design, email marketing campaign management, whitelisting and broadcasting, social media advertising, pay-per-click (also known as PPC), marketing campaigns buildup and management;

2.2.2 Branding including graphic design, development of tag lines, advertising copy and package designs;

2.2.3 Promotion including press releases, events, celebrity endorsements and trade shows; and

2.2.4  Traditional advertising.

2.3     Sales Process Management. EZJR is responsible the sales process including but not limited to:

2.3.1     Establish merchant accounts for processing sales;

2.3.2  Providing Point of Sale (POS) equipment; and

2.3.3  Processing of sales; and

2.3.4  On-line sales and fulfillment.

2.4     Other Administrative Functions. It is understood that from time-to-time, EZJR may perform certain administrative functions at the request of Her, on behalf of Her. Her agrees to reimburse EZJR for those functions at the actual cost plus a 5% overhead fee. Should such services be performed, EZJR will invoice Her on a monthly basis with such invoice being due and payable within fifteen (15) days.

3. Responsibilities of Her.

3.1 Sales Facilities. Her agrees to provide physical sales facilities in locations mutually agreed upon by the Parties. It is understood that such facilities shall be well maintain in a manner consistent with the brand image created by EZJR as part of its responsibilities as delineated in Section 2.2.2 to this Agreement.

3.2  Customer Service. Her shall staff each physical location with knowledgeable and competent employees to run each physical location.

3.3  Promotion. Her shall promote sales by both in store promotion and field promotion.

3.4  Developing and Sourcing Products. Her shall, with the involvement and approval of EZJR, develop and source product to be purchase and sold by EZJR.

3.5  Reports. Her shall provide to EZJR various report including inventory on hand, source of customers and customer satisfaction surveys. Such report may be required on a daily, weekly, monthly or ad hoc basis.

3.6  Telephony and connectivity. At each physical location, Her shall provide telephony and connectivity to allow the proper function and communication of the POS terminals.

4.   Payments from EZJR to Her. In consideration for the above, EZJR will pay to Her in accordance with the following:

4.1  Physical Facilities. EZJR will reimburse HER for the use of physical facilities all actual costs plus a 5% “administrative fee. Her will submit, on a monthly basis, to EZJR an invoice detailing such charges including, but not limited to, rent, utilities, security, janitorial and other reasonable expenses incurred in the normal course of business related to the facility. Such payment will be made within twenty (20) days of the receipt of the invoice.

4.2 Royalty on Sales. EZJR will pay Her a monthly royalty of ten percent (10%) of Gross Sales, net of returns. “Gross Sales” means amounts received on account of products sold or otherwise distributed by EZJR, after allowing deductions for the following items: (i) sales taxes, use taxes and other similar governmental charges, (ii) freight and transportation charges, (iii) custom duties, (iv) insurance charges, (v) rebates and retroactive price reductions, and (vi) commissions actually paid to distributors and sales representatives. In the event a product is sold or otherwise distributed for consideration other than solely cash, the cash value equivalent of such other consideration attributable to the sale or other distribution of the product shall be included in Gross Sales. Gross Sales shall be deemed received when actually collected. Such payments will be made within twenty (20) days from the end of each month.

4.3  Reports. EZJR shall deliver to Her, within ten (10) days after the end of each calendar month, a report setting forth in reasonable detail the EZJR calculation of the royalties payable to Her for such calendar period, supported by EZJR’s calculation of Gross Revenues on a category-by-category basis.

4.4 Late Payment. Any remuneration not paid on or before the date when due shall accrue interest thereon from such date until the date of payment in full at two (2) percentage points over the per annum interest rate published as the “Prime Rate” in The Wall Street Journal (Eastern Edition), but in no event shall such rate exceed the maximum rate permitted by applicable law. Payments hereunder shall be deemed paid as of the day on which they are released and “liquid” in the then current designated account.

4.5 Records. EZJR agrees to maintain for two (2) years after the submission of each report under Section 4.3, books and records in sufficient detail to enable the remuneration payable hereunder to be verified.

4.6 Audit Rights. Upon reasonable prior notice to EZJR, Her and its certified public accountants shall have access to the books and records of EZJR and its Affiliates to conduct a review or audit thereof in order to verify the payment of all required remuneration hereunder. Such access shall be available not more than once during any calendar year and shall only be available during normal business hours for the term of this Agreement and for a period of two (2) years after its termination. Her shall treat all financial information subject to review hereunder in accordance with the confidentiality provisions of this Agreement, and shall cause its certified public accountants to enter into a confidentiality agreement with Her obligating such accountants to retain all such financial information in confidence pursuant to such confidentiality agreement.

4.7 Method of Payment; Currency. All remuneration payable to HER under this Agreement shall be paid by wire transfer in immediately available funds in legal currency of the United States and shall be delivered to Her at the account designated in writing by EZJR from time to time.

4.8 Insolvency. A condition of insolvency on the part of the EZJR that is not corrected within 45 days of a notice to cure will cause all rights herein granted to be rescinded by the Her with no recourse. Upon filing of bankruptcy on the part of the EZJR, all rights herein granted are immediately rescinded by the Her with no recourse.

5.      Initial Purchase of Inventory. EZJR will purchase from Her all inventory on hand as of October 1, 2014. Payment for this inventory purchase shall be in the form of the Secured Promissory Note attached to this Agreement as Exhibit A. Her will provided to EZJR a detailed inventory report delineating all inventory on hand by product class and location.

6.      Set up Fees. Her agrees to pay to EZJR setup up fees in the amount of Five Hundred Thousand Dollars ($500,000.00) for the integration of Her’s systems into the EZJR eCommerce platform and the initial development and execution of a marketing plan including Website re-designs and re-haul, email marketing campaign design, email marketing campaign management, whitelisting and broadcasting, social media advertising, pay-per-click (also known as PPC), marketing campaigns buildup and management. Such payment will be net of any payments made by Her to EZJR prior to the execution of this Agreement. Such payments are due and payable within five (5) days by Her upon the submission of an invoice by EZJR.

7.      Sales Made Prior to Establishment of EZJR Merchant Accounts. Both parties acknowledge that the establishment and set up of a merchant account is an arduous and time-consuming process and that EZJR has not established such accounts as of the date of this agreement. It is understood that such sales shall have been made by EZJR and as such, any amounts collected by Her shall be remunerated to EZJR on a timely basis.

8. Representations and Warranties of Her. In order to induce the EZJR to enter into this Agreement and complete its transactions contemplated hereunder, Her represents and warrants to EZJR that:

8.1 Her has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and which Her is bound.

8.2 The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of Her, enforceable in accordance with its terms.

9. Representations and Warranties of the EZJR. In order to induce the Her to enter into this Agreement and complete its transactions contemplated hereunder, EZJR represents and warrants to Her that:

9.1 EZJR is a publically traded company on the OTC-BB under the stock symbol: EZJR

9.2 EZJR has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and this agreement will not violate any other agreement or instrument to which EZJR is a party or by which EZJR is bound.

9.3 The execution and delivery of this Agreement have been duly and validly authorized, and all necessary action has been taken to make this Agreement a legal, valid and binding obligation of EZJR, enforceable in accordance with its terms.

10. Term, Termination and Survival.

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the provisions of this Article 10.

10.2 Termination by Her. Her shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to EZJR (i) if EZJR fails to pay any amount finally determined by a court of competent jurisdiction to be due and owing to EZJR hereunder within such thirty (30) day period, or upon insolvency or bankruptcy as per Section 4.8, above, or (ii) in the event EZjR breaches or fails to perform any covenant, requirement, representation or warranty of this Agreement and does not cure the breach or failure within such thirty (30) day period.

10.3 Termination by EZJR. EZJR shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Her (i) if EZJR determines, in its reasonable judgment, based on sales results and after consultation with Her, that the Products are not commercially viable, or (ii) in the event Her breaches or fails to perform any covenant, requirement, representation or warranty of this Agreement and does not cure the breach or failure within such thirty (30) day period.

10.4 No Other Events of Termination. This Agreement shall remain in effect unless and until terminated by either Her or EZJR as permitted under this Article 10, under Article 12.2 in connection with a Force Majeure Event.

10.5 Survival. Termination of this Agreement shall not relieve EZJR of its obligation to pay any royalties or other amounts that become due and payable to Her prior to the effective date of such termination. Except as otherwise provided under this Article 10, upon termination of this Agreement, EZJR rights shall cease and all rights shall revert to Her. In addition, any articles, sections and any other provisions required to interpret this Agreement shall survive termination of this Agreement.

11. Assignment and Successors. EZJR shall NOT be free to assign or transfer this Agreement, or any of its rights hereunder, except to any entity acquiring all or substantially all of the assets of EZJR to which this Agreement relates, whether by merger, acquisition or otherwise. Subject to the foregoing restrictions, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, heirs and permitted assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure or any other method, shall hold such interest subject to all the terms and provisions of this Agreement.

12. Miscellaneous.

12.1 Entire Agreement. This Agreement, together with the Exhibits annexed hereto, sets forth and constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises, and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the duly authorized representatives of Her and EZJR.

12.2 Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of such party’s obligations hereunder to the extent the same is attributable to any Force Majeure Event, provided that such party shall use commercially reasonable efforts to overcome the Force Majeure Event as soon as is reasonably possible and all obligations of the parties shall return to being in full force and effect upon the termination of such Force Majeure Event. Should any Force Majeure Event having a material adverse effect on EZJR’s ability to fully exploit the rights granted to EZJR hereunder last or be reasonably expected to last for a period of sixty (60) days or longer, Her shall have the right to terminate this Agreement, effective immediately, on written notice to EZJR. Any such termination by Her shall be without liability to EZJR on account thereof.

12.3 Parties Independent. In making and performing this Agreement, the parties are acting at all times as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between any of the parties. Except as specifically provided herein, at no time shall either party make commitments or incur any charges or expenses for or in the name of any other party.

12.4 No Waiver of Rights. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, but the obligations of the other parties with respect to such future performance shall continue in full force and effect.

12.5 Headings. The headings of the articles and sections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

12.6 Notice. All notices provided for or permitted under this Agreement shall be in writing and (i) delivered personally, (ii) sent by commercial overnight courier with written verification of receipt, (iii) sent by certified or registered U.S. mail, postage prepaid and return receipt requested to the party to be notified, at the address for such party set forth below, or at such other address of which such party has provided notice in accordance with the provisions of this Section 12.7. Notices shall be deemed effective when received if sent pursuant to subsection (i) or (iii), one business day after sending if sent pursuant to subsection (ii), and when sent if sent pursuant to subsection (iv) on a business day, or one business day after sending if send pursuant to subsection (iv) other than on a business day. In any event Notice shall be deemed transmitted upon receipt of acknowledgement or proof of delivery. Each Party shall notify the other immediately upon any change of address.

If to EZJR: EZJR, Inc. Barry Hall, Executive Chairman and CFO 8250 W Charleston Blvd. Las Vegas, NV 89117

If to Her:

Her Imports, LLC

Jerome Reid, Manager

7909 Belle Point Drive

GREENBELT, MD 20770

12.7. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by EZJR and Her.

12.8. Waiver of Compliance; Consents.

12.8.1 Any failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.8.2 Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

12.9. Attorneys’ Fees. In the event an arbitration, suit or action is brought by either Party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorney’s fees to be fixed by the arbitrator, trial court, and/or appellate court.

12.10. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

12.11. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN THE STATE OF NEVADA.

12.12. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

12.13. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

12.14. Confidentiality. The parties shall keep this Agreement and its terms confidential, but either party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, and information relating to personnel contracts, stock ownership, liabilities and litigation. However, it is understood that upon mutual agreement of the parties, certain information may be disclosed in the form of press releases or other disclosures to promote the business to generate sales.

12.15. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys’ fees).

12.16. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date written herewith.

[Signatures on following page]

[Signature Page to Marketing and Selling Agreement]

EZJR Inc.

By: _/s/ Barry Hall___________________

Name: Barry Hall, Executive Chairman

Her Imports, LLC

By: _/s/ Jerome Reid_________________

Name: Jerome Reid, Manager

Marketing and Selling Agreement

Amendment #2

THIS Amendment TO The Marketing and Selling AGREEMENT (“Agreement”) is entered into as of the 28th day of August 2015, by EZJR, Inc. (“EZJR”), a Nevada Corporation, and Her Holding Inc. (“Her”), a Nevada Corporation (together referred to herein as the "Parties").

RECITALS

WHEREAS, EZJR and Her Imports LLC entered into a Marketing and Selling Agreement as of October 1, 2013; and

WHEREAS, on March 6, 2015 Her Imports LLC assigned all rights and obligations under the agreement to Her Holding, Inc., and

WHEREAS, section 1.4 of the Agreement allows for its modification; and

WHEREAS, the Parties have agreed to modify the Agreement to the benefit of both parties;

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree to the following.

1.      Modification the Agreement

1.1  The rate at which royalties are paid as defined in Article 4.2 of the Agreement is hereby reduced from ten percent (10.0%) to two and one-half percent (2.5%).

2.      Consideration for Royalty Reduction. In consideration for the above reduction in royalties, EZJR agrees to the following:

1.1    Effective the date of this agreement, EZJR will issue to Her four million (4,000,000) shares of $0.001 par value unregistered restricted common shares from its corporate treasury.

1.2    Effective September 1, 2015, EZJR will be responsible for all costs associated with customer service.

1.3    Effective September 1, 2015, EZJR will be responsible for all telephony and connectivity costs incurred at physical Her store locations.

3. Other Terms.

3.1 This second amendment, executed on or about August 28, 2015, only modifies the terms listed above, it does not modify any of the other terms in the original Marketing and Selling Agreement.

4. Miscellaneous.

4.1 Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

4.2 Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date written herewith.

EZJR Inc.

By: __________________________________

Name: Barry Hall, Executive Chairman of the Board

Her Holding, Inc.

By: __________________________________

Name: David Cronister, President